UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2008

MEADOW VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-25428 (Commission File Number)	88-0328443 (IRS Employer Identification No.)
4602 E. Thomas Road
Phoenix, Arizona, 85018
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 437-5400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On November 20, 2007, Meadow Valley Corporation (the “Company”) issued a press release announcing that the Company had appointed a Special Committee of independent directors to review and evaluate any acquisition proposal received from YVM Acquisition Corporation (“YVM”) and consider the Company’s other alternatives. As previously reported, the Special Committee was formed in response to a Schedule 13D filed by YVM on November 2, 2007, which disclosed that YVM is considering proposing a transaction or series of transactions that would result in YVM’s acquisition of all of the outstanding common stock of the Company.
     The purpose of this report is to clarify that, in advance of the Company receiving an acquisition proposal from YVM or any other third party, if any, the Special Committee intends to review the Company’s strategic alternatives to enhance shareholder value and will be prepared to conduct a process designed to maximize shareholder value, while taking into account prevailing market conditions. No assurance can be given that an agreement on terms satisfactory to the Special Committee will result from any proposal submitted by YVM or any other party, or that any transaction recommended by the Special Committee will be completed.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadow Valley Corporation
Date: February 12, 2008	By:	/s/ David D. Doty
David D. Doty
Chief Financial Officer